EXHIBIT 99.1

PEC Solutions Reports First Quarter EPS of 12 Cents on Revenue of $43.5 Million

FAIRFAX, Va. (April 22, 2003) – PEC Solutions, Inc. (NASDAQ NM: PECS), a professional technology services firm specializing in high-end eGovernment solutions, today reported first quarter 2003 diluted earnings per share of 12 cents (on 29.9 million shares) for the quarter, compared to 14 cents (on 29.9 million shares) in the comparable quarter a year ago.

Net income was $3.5 million in the first quarter 2003, compared to $4.0 million in the first quarter last year.  PEC also reported first quarter 2003 revenue of $43.5 million, compared to $38.2 million for the same period in 2002.

Stuart Lloyd, PEC’s Chief Financial Officer, indicated that revenue is expected to be between $45 and $48 million for the second quarter 2003, with diluted EPS for the quarter expected to be between 14 and 16 cents.  Guidance for the full year 2003 is for revenue to be between $200 and $220 million and EPS between 63 and 81 cents.

Paul Rice, Chief Operating Officer, commented, “With passage of the Fiscal Year 2003 civilian agency appropriations now behind us, and the formal integration of the new Department of Homeland Security actively underway, we believe that a number of anticipated programs and activities in our market will be moving forward over the second half of 2003, and that forward business visibility will improve for the company.”

Rice also noted several key recent developments:

•                  The company announced that it was awarded a contract to develop an email/meta directory that will securely and electronically connect the 22 agencies in the new Department of Homeland Security (DHS).  PEC will engineer and implement a department-wide solution that will translate legacy email addresses from the 22 agencies and the new DHS addresses. The company will also develop and implement a Web-based “white pages” that will allow the email addresses of each of the 170,000 employees of the new department to be easily located.

•                  The company announced it received a task order under a Blanket Purchase Agreement (BPA) from the Department of Homeland Security’s (DHS’s) Bureau of Citizenship and Immigration Services.  Under the order, PEC will support the newly created Bureau of Citizenship and Immigration Services by operating and maintaining their benefits systems. PEC will also continue to perform planning and management including providing technology enhancement recommendations, and other duties as specified.

•                  The company announced an award from United States Coast Guard (USCG), now a component of the Department of Homeland Security, to provide management consulting services. PEC is helping the USCG develop management plans for competitive acquisition studies for services being provided by selected USCG positions. PEC will conduct work measurement activities and in-depth functional and organizational analysis to affect workflow improvements and lower the USCG’s administrative costs. The task order was awarded under a Blanket Purchase Agreement that runs through September 2007.

•                  The company announced it had been awarded a contract, with the city of Milwaukee, Wisconsin, Fire Department to provide a fully integrated public safety system.  The city of Milwaukee, which has 36 fire stations and 1,140 fire fighters, purchased PEC’s public safety software solution set that includes Computer-Aided Dispatch and Enterprise Information System capabilities. The system is an emergency response package that provides improved interagency communications, enhanced city mapping services, and an improved interface with the city’s 911 system.  The system provides improved record management capabilities for the city’s fire department records, while tracking case management information, training, and inspection procedures. It also includes a field reporting capability that allows firefighters and Emergency Medical Service personnel to communicate status reports and key information in real-time using laptop computers.

•                  The company announced that the U.S. International Trade Commission (USITC) awarded the company a five-year task order to engineer and upgrade the USITC’s core information technology infrastructure. The company will build and configure new services to enhance the agency’s communication infrastructure and provide users improved stability, reliability, and performance to conduct business.  Once the upgrade is complete, PEC will also provide sustaining engineering and ongoing support services for the agency.

•                  The company was awarded a subcontract to provide information technology services to the U.S. General Accounting Office (GAO).  As a subcontractor to SRA International, Inc., PEC will provide network engineering services including security, applications testing, and business continuity services.  PEC will continue to assist in implementing a network intrusion detection system and build the computer security incident response capabilities of the agency.

About PEC

PEC Solutions is a professional services firm that helps government clients harness the power of the Internet and other advanced technologies to improve mission performance. The company specializes in Web-Enabling Government® by providing secure, interoperable technology solutions for clients in law enforcement, intelligence, defense, and civilian agencies within the Federal Government and at State and local levels. PEC Solutions is based in Fairfax County, Virginia, with offices around the United States. Visit the company on the Web at www.pec.com.

For more information, contact John McNeilly, PEC Solutions’ Manager of Media and Investor Relations, at 703-679-4900.

This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. PEC Solutions assumes no obligation to update the information contained in this press release. PEC Solutions’ future results may be affected by its ability to continue to implement its eGovernment solutions, its dependence on the federal government and other federal government contractors as its major customers, its dependence on procuring, pricing and performing short-term government contracts, its dependence on hiring and retaining qualified professionals, potential fluctuations in its quarterly operating results, its dependence on certain key employees and its ability to timely and effectively integrate the businesses it may acquire.

PEC SOLUTIONS, INC.

CONSOLIDATED BALANCE SHEETS

(DOLLARS IN THOUSANDS)

	As of March 31, 2003	As of December 31, 2002
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$26,366	$21,176
Short-term investments	32,120	35,551
Accounts receivable, net	50,011	52,974
Other current assets	2,425	3,452
Total current assets	110,922	113,153

Property and equipment, net	27,804	27,967
Investments	30,470	26,790
Goodwill	16,932	16,932
Intangibles, net	3,487	3,700
Other assets	3,811	3,749
Total assets	$193,426	$192,291

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$5,213	$8,415
Advance payments on contracts	1,766	1,070
Retirement plan contribution payable	647	—
Accrued payroll	3,485	6,836
Accrued vacation	3,198	2,562
Other current liabilities	1,813	935
Total current liabilities	16,122	19,818
Long-term liabilities:
Supplemental retirement program liability	1,055	966
Deferred rent	1,459	1,341
Long-term lease obligations	22,886	22,822
Total long-term liabilities	25,400	25,129
Total liabilities	41,522	44,947

Commitments and contingencies

Stockholders’ equity:
Undesignated capital stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 75,000,000 shares authorized, 27,030,780 and 26,792,565 shares issued and outstanding, respectively	270	268
Additional paid-in capital	92,390	91,071
Retained earnings	59,396	56,046
Accumulated other comprehensive income (loss)	(152)	(41)
Total stockholders’ equity	151,904	147,344
Total liabilities and stockholders’ equity	$193,426	$192,291

PEC SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended
	March 31, 2003	March 31, 2002
	(Unaudited)
Revenues	$43,466	$38,231
Operating costs and expenses:
Direct costs	26,971	22,918
General and administrative expenses	9,159	7,431
Sales and marketing expenses	1,447	1,579
Intangible amortization	213	168
Total operating costs and expenses	37,790	32,096
Operating income	5,676	6,135
Other income (loss), net	(23)	503
Income before income taxes	5,653	6,638
Provision for income taxes	2,162	2,592
Net income	$3,491	$4,046
Earnings per share:
Basic	$0.13	$0.15
Diluted	$0.12	$0.14
Weighted average shares used in computing earnings per share:
Basic	26,935	26,166
Diluted	29,925	29,879

PEC SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(DOLLARS IN THOUSANDS)

	Three Months Ending
	March 31, 2003	March 31, 2002
	(Unaudited)

Cash flows from operating activities:
Net income	$3,491	$4,046
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	665	299
Amortization of intangibles	213	168
Amortization of bond premiums and discounts, net	(79)	(69)
Deferred rent	118	97
Deferred income taxes	(172)	(105)
(Gain) Loss from investment in building	(237)	29
Non-cash charge related to building	64	—
Changes in operating assets and liabilities, excluding those acquired:
Accounts receivable, net	2,962	(3,089)
Other current assets	1,313	439
Other assets	(94)	(211)
Accounts payable and accrued expenses	(3,202)	1,378
Advance payments on contracts	696	(352)
Retirement plan contribution payable	647	402
Accrued payroll	(3,351)	(3,884)
Accrued vacation	636	581
Other current liabilities	842	1,524
Supplemental retirement program liability	86	3
Other long-term liabilities	—	(25)
Net cash provided by operating activities	4,598	1,231
Cash flows from investing activities:
Purchases of property and equipment	(420)	(202)
Purchases of short-term investments	(8,035)	(18,398)
Proceeds from sale of short-term investments	11,414	22,981
Capitalized software	—	(113)
Purchase of long-term investments	(5,000)	(5,400)
Proceeds from sale of long-term investments	1,271	8
Distribution from building investment	310	—
Net cash used by investing activities	(460)	(1,124)
Cash flows from financing activities:
Proceeds from issuance of common stock	1,052	863
Payments on note payable and capital lease obligations	—	(23)
Net cash provided by financing activities	1,052	840
Net increase in cash	5,190	947
Cash and cash equivalents at beginning of period	21,176	30,436
Cash and cash equivalents at end of period	$26,366	$31,383

Income taxes paid	$2	$138
Interest paid	$660	$1
Non-cash transactions:
Common stock repurchased and retired in exchange for shares in cashless exercise of stock options	$197	$7